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                       UGI UTILITIES INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS - EXHIBIT 12.2
                             (Thousands of dollars)

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                                                    NINE
                                                   MONTHS
                                                   ENDED
                                                  JUNE 30,                        YEAR ENDED SEPTEMBER 30,
                                                                -------------------------------------------------------------
                                                    2000             1999            1998            1997            1996
                                                 -----------     ----------      ----------      ----------       -----------
EARNINGS:
Earnings before income taxes                     $    81,346     $   63,139      $   57,007      $   63,275       $    61,717
Interest expense                                      13,598         17,317          17,383          16,696            15,921
Amortization of debt discount and expense                157            215             200             176               173
Interest component of rental expense                     990          1,539           1,624           1,887             1,838
                                                 -----------     ----------      ----------      ----------       -----------
                                                 $    96,091     $   82,210      $   76,214      $   82,034       $    79,649
                                                 ===========     ==========      ==========      ==========       ===========

COMBINED FIXED CHARGES AND PREFERRED
      STOCK DIVIDENDS:
Interest expense                                 $    13,598     $   17,317      $   17,383      $   16,696       $    15,921
Amortization of debt discount and expense                157            215             200             176               173
Allowance for funds used during
      construction (capitalized interest)                 21             36              39             114               107
Interest component of rental expense                     990          1,539           1,624           1,887             1,838
Preferred stock dividend requirements                  1,163          1,550           2,160           2,764             2,765
Adjustment required to state preferred stock
      dividend requirements on a pretax basis            736            968           1,304           1,754             1,685
                                                 -----------     ----------      ----------      ----------       -----------
                                                 $    16,665     $   21,625      $   22,710      $   23,391       $    22,489
                                                 ===========     ==========      ==========      ==========       ===========
Ratio of earnings to combined fixed charges
      and preferred stock dividends                     5.77           3.80            3.36            3.51              3.54
                                                 ===========     ==========      ==========     ===========       ===========
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